SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NUTECH DIGITAL, INC.

(Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NUTECH DIGITAL, INC.
7900 Gloria Avenue
Van Nuys, California 91406

October ______, 2005

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of NuTech Digital, Inc. (the “Company”). The Annual Meeting will be held on November 11, 2005 at 10:00 a.m. at the Company’s executive offices, located at 7900 Gloria Avenue, Van Nuys, California 91406.

The actions we expect to take at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Also included with this letter is the Company’s Annual Report.

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. If you are a record holder of the Company’s Common Stock on September 19, 2005, you are eligible to vote with respect to these matters, either personally at the meeting or by proxy. It is important that your shares be voted, whether or not you plan to attend the meeting, to ensure the presence of a quorum. Therefore, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person for the matters acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Lee Kasper President and Chairman of the Board

NUTECH DIGITAL, INC.
7900 Gloria Avenue
Van Nuys, California 91406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The Annual Meeting of Stockholders of NuTech Digital, Inc. will be held on Friday, November 11, 2005, at 10:00 a.m. local time, at 7900 Gloria Avenue, Van Nuys, California 91406 for the following purposes:

(1) To elect the following directors:

Lee Kasper
Joseph Giarmo
Yegia Eli Aramyan
Jay S. Hergott

(2) To ratify the appointment of Weaver & Martin, LLC as the independent auditors for 2005;

(3) To approve stock option grants to our President, Lee Kasper; and

(4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on September 19, 2005 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Your vote is important. Please fill in, date, sign and return the enclosed proxy in the return envelope as promptly as possible, whether or not you plan to attend the Annual Meeting. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies and will assist in ensuring that a quorum is present or represented. If you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy at a later time for any reason, you may do so in the manner described in the attached Proxy Statement.

By Order of the Board of Directors /s/ Joseph Giarmo Joseph Giarmo Secretary
Van Nuys, California
October ______, 2005

NUTECH DIGITAL, INC.
7900 Gloria Avenue
Van Nuys, California 91406

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 11, 2005

VOTING AND PROXY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NuTech Digital, Inc., a California corporation (referred to as the “Company”, “we”, “our” or “us”) for use at our Annual Meeting of Stockholders to be held at 7900 Gloria Avenue, Van Nuys, California 91406 on Friday, November 11, 2005, at 10:00 a.m. local time, and at any meeting following adjournment thereof. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about October 21, 2005.

Revocability of Proxy and Voting of Shares

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Company’s Secretary at our principal executive offices located at 7900 Gloria Avenue, Van Nuys, California 91406. The proxy may also be revoked by attending the meeting and voting in person. If it is not revoked, the proxy will be voted at the meeting in accordance with the stockholder’s instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted FOR the approval of the three proposals, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the meeting or any adjournments thereof.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed September 19, 2005 as the record date (the “Record Date”) for determining holders of our Common Stock, no par value per share, who are entitled to vote at the meeting. As of the Record Date, we had 22,580,494 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum at the meeting. Votes withheld, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting.

When the proxy is properly executed, dated and returned, the shares it represents will be voted in accordance with any directions noted on it. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Election, in conjunction with information received from our transfer agent. The Inspector of Election will also determine whether or not a quorum is present.

Directors are elected by a plurality of the votes cast in the election. In electing directors, each stockholder has cumulative voting rights and is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or may distribute the votes among some or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting prior to the voting of an intention to cumulate votes. Because all stockholders may cumulate their votes for candidates in nomination if any one stockholder has given such notice, the proxy holder may allocate the votes represented by proxies among the Board of Directors’ nominees in the proxy holder’s sole discretion. Pursuant to California law, abstentions and negative votes will have no legal effect, but will be counted as present for purposes of determining the existence of a quorum. If no specification is indicated, the shares will be voted “FOR” the election of the director-nominees named on the proxy. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting in person or by proxy is required to approve all other proposals brought before the meeting. Shares which abstain from voting as to these matters, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”), will not be counted as votes in favor of such matters. For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on a proposal has been obtained, abstentions and broker non-votes will be included in the number of shares present and entitled to vote.

Solicitation

The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of Common Stock held in their names. We will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation materials to the owners. In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

We will only deliver one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

NuTech Digital, Inc.
Attn: Corporate Secretary
7900 Gloria Avenue
Van Nuys, California 91406
Telephone No.: (818) 994-3831

OVERVIEW OF PROPOSALS

This Proxy Statement includes three proposals requiring stockholder action. The proposals relate to:

•	the election of four directors,

•	the ratification of Weaver & Martin, LLC as our auditors for the fiscal year ending December 31, 2005; and

•	the approval of stock option grants made to our President, Lee Kasper.

The proposals are discussed in more detail below.

PROPOSALS

Proposal #1 - Election Of Directors

Four directors are to be elected to our Board of Directors at the Annual Meeting. The directors will hold office for a term of one-year. The Board of Directors has nominated Mr. Lee Kasper, Mr. Joseph Giarmo, Mr. Yegia Eli Aramyan and Mr. Jay S. Hergott. We expect that these nominees will be available for election, but if they are not, your proxy will be voted for the election of other nominees to be designated by the Board of Directors to fill any such vacancies.

IDENTIFICATION OF THE BOARD OF DIRECTORS

Our Bylaws permit the Board of Directors to fix the number of its members so long as there are no less than three directors and no more than five directors. At present, the Board of Directors consists of four members. Information regarding the business experience of each nominee and director is provided below. There are no family relationships among our executive officers and directors. Our directors serve until the next annual meeting of our stockholders. Our Board of Directors does not have an audit committee, a nominating committee or a compensation committee or committees performing similar functions.

Lee Kasper, Director Nominee
Director since June 1997
Age 59

Mr. Kasper began his career in the entertainment industry in 1982 by co-founding Image Entertainment, a publicly traded company. Image Entertainment distributes video programming on DVD. During his years with Image Entertainment, Mr. Kasper was a director as well as the Executive Vice President. He was responsible for business development as well as for licensing, manufacturing, and product fulfillment. His major accomplishments while he was at Image Entertainment included building a team of international manufacturers, acting as primary negotiator of licensing agreements with over one hundred studios, developing sales relationships with major retailers and raising over $6,000,000 from Mitsubishi and Mitsui. When Mr. Kasper left Image Entertainment in 1993, its annual sales had grown to $60,000,000. Mr. Kasper left Image Entertainment to found NuTech Entertainment, Inc., a producer of karaoke music software. In 1997 Mr. Kasper formed the Company for the purpose of licensing, manufacturing and distributing DVD products worldwide. Since 2004, under Mr. Kasper’s direction, the Company has changed the focus of its business to producing, filming and selling popular music concerts. As a result of Mr. Kasper’s efforts, in 2005 the Company entered into a distribution agreement with Warner Electra Atlantic for the sale of its concert DVDs. Mr. Kasper has been a director since June 1997.

Joseph Giarmo, Director Nominee
Director since May 2001
Age 37

Mr. Giarmo joined us as Vice President on December 1, 1998. Since that time, he has developed numerous DVD product lines, award nominated productions and e-commerce Web sites. Mr. Giarmo is in charge of production of our products, and has been personally responsible for the production of our anime products and certain of our concert videos. We received the AVN 2002 Award for best DVD menus primarily as a result of Mr. Giarmo’s efforts. Prior to joining NuTech, Mr. Giarmo was employed by Metro Global Media, Inc. (“Metro”). Mr. Giarmo joined Metro in September 1995 as a CD-Rom Specialist, creating interactive games and developing products based on Mac/PC formats. In 1996 Mr. Giarmo was promoted to Managing Director after launching and marketing various award winning product lines. In 1997 Mr. Giarmo was promoted to Vice President, Product Development. During his last year with Metro, Mr. Giarmo created the first true perspective multi-angle DVD. From 1988 until he joined Metro, Mr. Giarmo was employed by the company he founded, Compu-Doc, a computer service company that provided services primarily to military and educational facilities. Working closely with state educational facilities, Compu-Doc became a licensed authorized service center for IBM, HP, Digital and Zenith data systems, among others. After becoming one of the largest service centers for Zenith data systems, and earning Factory Service Status, Compu-Doc eventually became the sole provider of all service for the tri-state military installations. Compu-Doc opened a retail division in 1992, the focus of which was custom-built, high performance computer systems. Mr. Giarmo has been a director of NuTech since May 2001.

Yegia Eli Aramyan, Director Nominee
Director since June 2002
Age 52

Mr. Aramyan joined NuTech in 2001 as an accountant, responsible for maintaining our general ledger, preparing financial statements, undertaking internal auditing and working with our independent contract accountant on our financial statement preparation. Prior to joining NuTech, Mr. Aramyan worked for 20 years as Group Controller and Accounting Manager for various companies in an investment group, including Morfi International and Sobleski USA. His responsibilities included budgeting, control, tax, audit, consolidations and general ledger and supporting work. On a consulting basis, Mr. Aramyan has worked for a number of high technology firms, performing accounting and implementing information systems. Mr. Aramyan earned his Bachelor of Arts and Masters of Arts degrees in Economics and Finance from the University of Armenia. Mr. Aramyan became a director in June 2002.

Jay S. Hergott, Director Nominee
Director since March 2003
Age 59

Mr. Hergott was appointed to the Company’s Board of Directors in March 2003. Mr. Hergott is a practicing attorney and has been a member of the Illinois Bar Association since 1973 and a member of the California Bar Association since 1976. In 1988 he founded, and is the President of, Castlewood Development Company, a real estate development and residential construction firm which is located in Northbrook, Illinois. From 1977 to 1981 Mr. Hergott was a member of the Midwest Stock Exchange and since 1976 he has been a member of the Chicago Board Options Exchange. Mr. Hergott received his B.A. degree in Government from Southern Illinois University in 1969 and his Juris Doctor from the Illinois Institute of Technology in 1972.

Director Nomination Process

Our Board of Directors does not have a standing nominating committee or a charter governing the manner in which individuals are nominated to the Board. All of our Board members participate in the nominating process. No member of our Board of Directors is “independent”, as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers Marketplace Rules, because all of our directors are also our employees.

The Board of Directors does not have a policy with regard to the consideration of candidates to the Board recommended by stockholders. The Board has made no determination as to whether or not such a policy should be adopted. The Board of Directors will consider candidates recommended by stockholders. Stockholders wishing to recommend a candidate for membership on the Board of Directors should submit to us the name of the individual and other pertinent information, including a short biography and contact information. We have not received a nomination from any of our stockholders.

We do not have specific minimum qualifications that a person must meet in order to serve on our Board of Directors. Because our Board is small, our goal is to achieve a balance among the members, so that the knowledge, experience and capabilities each brings to the group will complement the others. To this end, we seek nominees with an understanding of our business and industry, or with education or other business experience that can bring value to our operations. To date, we have not paid any third parties to assist us in finding suitable candidates to serve as directors. All of our nominees are directors standing for re-election and all of our nominees are also our employees. Each nominee to our Board of Directors expressed a willingness to serve during the next fiscal year and, based on a review of his qualifications, each nominee was deemed to be a suitable candidate for nomination.

Communications With Members of our Board of Directors

The Board of Directors has not established a formal process for stockholders to send communications to its members. Any stockholder may send a communication to any member of the Board of Directors in care of our address below:

NuTech Digital, Inc.
7900 Gloria Avenue
Van Nuys, California 91406
Telephone: (818) 994-3831

If a communication is sent to our address, we will forward any such communication to the Board member. If the stockholder would like the communication to be confidential, it should be so marked.

Meetings of the Board of Directors and Information about Committees

There was one formally called meeting of the Board of Directors during the 2004 fiscal year, which was attended by all the directors, and the Board took action 12 times by written consent.

All the directors who were members of the Board of Directors during the 2004 fiscal year attended the 2004 Annual Meeting. We have no policy with regard to the attendance by Board members at our Annual Meetings.

Our Board of Directors does not have a nominating committee, an audit committee or a compensation committee. No person serving as a director qualifies as an “audit committee financial expert”, as defined by the Sarbanes Oxley Act of 2002 and the regulations promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. We rely on the assistance of persons outside of the Company, such as independent contractor accountants, to help us with the preparation of our financial statements. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, we are not, at this time, able to compensate such a person therefore, we may find it difficult to attract a candidate with the qualifications of an audit committee financial expert who would agree to provide those services to us.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES.

Proposal #2 - Ratification of Weaver & Martin, LLC as our independent auditors for 2005

The Board of Directors requests that the stockholders ratify its selection of Weaver & Martin, LLC as our independent auditors for the current fiscal year.

Changes in Independent Public Accountants

Farber & Hass LLP, the independent accountant who had been engaged by us as the principal accountant to audit our financial statements, was dismissed effective April 14, 2005. On April 14, 2005, our Board of Directors approved the engagement of Weaver & Martin, LLC as our new principal independent accountant to audit our financial statements for the year ending December 31, 2005.

The decision to change our independent accountant from Farber & Hass LLP to Weaver & Martin, LLC was approved by our Board of Directors.

The report of Farber & Hass LLP on our financial statements as of and for the years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion, or a disclaimer of opinion, however the report issued on the financial statements for the year ended December 31, 2004 was modified as to our ability to continue as a going concern. During the periods ended December 31, 2003 and December 31, 2004 and the interim period from January 1, 2005 through the date of dismissal, we did not have any disagreements with Farber & Hass LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Farber & Hass LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Prior to engaging Weaver & Martin, LLC, we had not consulted Weaver & Martin, LLC regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

Neither representatives of Weaver & Martin, LLC, independent public auditors for the Company, nor representatives of Farber & Hass LLP, the Company’s former auditors, will be present at the Annual Meeting.

Disclosure of Fees Billed by our Auditors

The following table sets forth fees billed to us by Farber & Hass LLP during the fiscal years ended December 31, 2004 and December 31, 2003 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements, (ii) services by Farber & Hass LLP that were reasonably related to the performance of the audit or review of our financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered.

	December 31, 2004	December 31, 2003

(i) Audit Fees	$38,000	$32,500
(ii) Audit Related Fees	$0	$0
(iii) Tax Fees	$0	$0
(iv) All Other Fees	$0	$0

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF WEAVER & MARTIN, LLC AS OUR INDEPENDENT AUDITORS FOR 2005.

Proposal #3 - Approval of Stock Option Grants to Lee Kasper

On September 1, 2005, our Board of Directors approved two stock option grants to Lee Kasper, our President. Our Board of Directors was not required to obtain stockholder approval to grant these options, however, we are requesting stockholder approval so that the grants will meet the requirements of Section 422 of the Internal Revenue Code and thereby qualify as “incentive” stock option grants.

In conjunction with the approval of his employment agreement, Mr. Kasper was granted an option to purchase 6,000,000 shares of our Common Stock, no par value, at an exercise price of $0.121 per share, which is 110% of the fair market value of the Common Stock on the date of grant. The market value of the Common Stock underlying the option as of September 19, 2005 was $780,000.

Mr. Kasper was also granted a separate option to purchase 2,000,000 shares of Common Stock, also at a price of $0.121 per share. Pursuant to this option, Mr. Kasper will have the right to purchase 1,000,000 shares of Common Stock if we earn at least $2,000,000 in any calendar quarter during the 2005 fiscal year. Mr. Kasper’s right to purchase an additional 500,000 shares will vest if we earn at least $5,000,000 in revenues during the 2005 fiscal year. The right to purchase 500,000 shares will vest if we successfully produce at least two major music concerts during the final four months of the 2005 fiscal year. A major music concert is defined as a concert having a production budget that is no less than $250,000. The market value of the Common Stock underlying the option as of September 19, 2005 was $260,000.

The terms of both options are five years.

Aside from being our President, Mr. Kasper is also a director who is standing for re-election. No other employees are entitled to receive benefits pursuant to these option grants, although our Board of Directors has also adopted the NuTech Digital, Inc. 2001 Equity Incentive Plan, pursuant to which employees, directors, consultants and agents may receive our securities.

If our stockholders approve the option grants described above, we believe they will qualify as incentive stock options under Internal Revenue Code §422. If the option grants described above are not approved by our stockholders, or if for some other reason they fail to qualify as incentive stock options, they will be non-qualified stock options.

A recipient of an incentive stock option will recognize no income upon grant of the option and incur no tax on its exercise (unless the recipient is subject to the alternative minimum tax). If the recipient holds the stock acquired upon exercise of an incentive stock option (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the recipient generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the recipient disposes of ISO Shares prior to the expiration of either required holding period described above, the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term capital gain, depending upon the amount of time the ISO Shares were held by the recipient.

A recipient will not recognize any taxable income at the time a non-qualified stock option is granted. However, upon exercise of a non-qualified stock option, the recipient will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the recipient’s exercise price. The included amount will be treated as ordinary income by the recipient and may be subject to withholding. Upon resale of the shares by the recipient, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. There is no tax consequence to NuTech Digital, Inc. as a result of either the grant or the vesting of non-qualified stock options. There is also no tax consequence to NuTech Digital, Inc. as a result of either the grant or the vesting of incentive stock options. However, if an employee fails to meet the rules governing incentive stock options (for example, by selling the stock sooner than the rules allow), NuTech Digital, Inc. would be allowed a tax deduction to the extent that the employee had ordinary taxable income from the disqualified incentive stock option. NuTech Digital, Inc. is required to withhold FICA, Medicare and federal income taxes from both employees and former employees upon disqualified dispositions of incentive stock options. NuTech Digital, Inc. is also subject to FICA, Medicare and FUTA on the amounts that are deemed to be wages.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE GRANT OF THE STOCK OPTIONS TO LEE KASPER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Other than Lee Kasper, our President, and Joseph Giarmo, our Vice President, as of September 19, 2005 there were no individuals that owned more than 5% of our Common Stock. Mr. Kasper’s stockholdings are set forth below.

The following table sets forth, as of September 19, 2005, information with respect to the shares of Common Stock beneficially owned by (i) each director and director nominee; (ii) each person (other than a person who is also a director and/or a director nominee) who is an executive officer named in the Summary Compensation Table below; and (iii) all executive officers and directors as a group. The term “executive officer” is defined as the Chief Executive Officer/President, Vice-President or any other person who performs similar policy making functions for the Company.

Title of Class	Name(1)	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Class

Common Stock	Lee Kasper, Executive Officer and Director	15,381,378 Shares/Direct Ownership(4)	68.12%
Common Stock	Joseph Giarmo, Executive Officer and Director	2,005,000 Shares/Direct Ownership(5)	8.88%
Common Stock	Yegia Eli Aramyan	604,000 Shares/Direct Ownership(6)	2.67%
Common Stock	Jay S. Hergott	317,500 Shares/Indirect Ownership(7)(8)	1.41%

All Current Directors and Executive Officers as a Group (4 persons)		18,307,878	81.08%

*	Less than 1%.
(1)	The business address of each person named is c/o NuTech Digital, Inc., 7900 Gloria Avenue, Van Nuys, CA 91406.
(2)	Based on 22,580,494 shares of common stock outstanding on the transfer records as of September 19, 2005.
(3)
Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

(4)
Includes 700,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Kasper on May 30, 2003, 500,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Kasper on January 9, 2004, 500,000 shares of Common Stock issuable upon exercise of an option for the purchase of 2,000,000 shares granted to Mr. Kasper on June 18, 2004 and 6,000,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Kasper on September 1, 2005. As of September 19, 2005, Mr. Kasper was entitled to purchase a total of 7,700,000 shares of Common Stock pursuant to these option grants. The total of Mr. Kasper's Common Stock also includes 99,334 shares of Common Stock held in trusts for the benefit of his children and 50,666 shares he holds jointly with his son.

(5)
Includes 300,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Giarmo on May 30, 2003, 50,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Giarmo on October 7, 2003, 100,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Giarmo on January 9, 2004, 200,000 shares of Common Stock issuable upon exercise of an option for the purchase of 300,000 shares granted to Mr. Giarmo on June 18, 2004 and 1,000,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Giarmo on September 1, 2004.

(6)
Includes 100,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Aramyan on May 30, 2003, 100,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Aramyan on October 7, 2003, 50,000 shares of Common Stock issuable upon exercise of an option to purchase 100,000 shares granted to Mr. Aramyan on June 18, 2004, 50,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Aramyan on December 6, 2004 and 300,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Aramyan on September 1, 2005. As of September 19, 2005, Mr. Aramyan was entitled to purchase 600,000 shares of Common Stock.

(7)
Includes 25,000 shares of Common Stock issuable upon the exercise of an option granted to Mr. Hergott on May 30, 2003, 40,000 shares of Common Stock issuable upon the exercise of an option granted to Mr. Hergott on September 1, 2004, 30,000 shares of Common Stock issuable upon the exercise of an option granted to Mr. Hergott on December 6, 2004 and a warrant to purchase 125,000 shares of Common Stock acquired by Mr. Hergott in February 2004 as part of a unit offering made by the Company.

(8)	Mr. Hergott’s securities are held by the Jay S. Hergott Revocable Trust. Mr. Hergott is the trustee and a beneficiary of this trust.

COMPENSATION OF DIRECTORS

Our bylaws permit us to compensate our directors upon resolution by the Board of Directors. The Board of Directors has agreed to pay to Mr. Jay S. Hergott, for his services as a director, the sum of $10,000 per year. Our remaining three directors have not received compensation for their services as directors.

COMPLIANCE WITH SECTION 16(a) OF EXCHANGE ACT

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our Common Stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2004 fiscal year our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements with the exception of the following:

Name of Filer	Form	Description

Lee Kasper	4	Filed a form 4 reporting the purchase of 200 shares of Common Stock on January 5, 2004 instead of January 4, 2004.
	4
On January 23, 2004 filed a form 4 disclosing the termination on December 15, 2003 of an option to purchase 500,000 shares of Common Stock and the acquisition of an option to purchase 500,000 shares of Common Stock on January 9, 2004.

	4	On April 16, 2004 reported the transfer of 76,822 shares of Common Stock for no consideration to consultants for services performed for us.
	4
On April 16, 2004 incorrectly reported the grant of an option to purchase 2,000,000 shares of Common Stock. This grant was subsequently made on June 18, 2004. The form 4 disclosing the grant was filed on May 4, 2005.

Joseph Giarmo	4
On January 23, 2004 filed a form 4 disclosing the termination on December 15, 2003 of an option to purchase 300,000 shares of Common Stock and the acquisition of an option to purchase 100,000 shares of Common Stock on January 9, 2004.

	4
On April 16, 2004 incorrectly reported the grant of an option to purchase 300,000 shares of Common Stock. This grant was subsequently made on June 18, 2004. The form 4 disclosing the grant was filed on May 4, 2005.

	4	On September 1, 2004 an option to purchase 1,000,000 shares of Common Stock was granted to Mr. Giarmo. A form 4 was filed on May 4, 2005.
	4 and 5	On April 6, 2004 file a form 5 disclosing the sale of 5,250 shares of Common Stock on December 8, 2003.
Jay S. Hergott	4	On March 9, 2004 reported the acquisition of 35,000 shares of Common Stock on January 22, 2004.
	4	On March 9, 2004 reported the acquisition, on February 17, 2004, of 62,500 shares of Common Stock and a warrant to purchase an additional 125,000 shares of Common Stock.
	4	On September 1, 2004 Mr. Hergott was granted an option to purchase 40,000 shares of Common Stock. The form 4 disclosing the grant was filed on May 4, 2005.
	4	On December 6, 2004 Mr. Hergott was granted an option to purchase 30,000 shares of Common Stock. The form 4 disclosing the grant was filed on May 4, 2005.
Yegia Eli Aramyan	4
On April 16, 2004 incorrectly reported the grant of an option to purchase 75,000 shares of Common Stock. A grant for 100,000 shares of Common Stock was subsequently made on June 18, 2004. The form 4 disclosing the grant was filed on May 4, 2005.

	4 and 5	On February 17, 2004 filed a form 5 disclosing the termination on December 15, 2003 of an option to purchase 70,000 shares of Common Stock.

IDENTIFICATION OF EXECUTIVE OFFICERS

Lee Kasper, President, Chief Executive Officer and Chief Financial Officer

See discussion of business experience above.

Joseph Giarmo, Vice President and Secretary

See discussion of business experience above.

SUMMARY COMPENSATION

During the 2004 fiscal year, Lee Kasper, our President, and Joseph Giarmo, our Vice President, were the only executive officers receiving compensation of at least $100,000 per year. The following table sets forth information as to the compensation paid or accrued to Mr. Kasper and Mr. Giarmo, as well as to compensation paid to our director, Jay Hergott, for his services as a director, and to Yegia Eli Aramyan, another of our directors, for his services as an officer, for the three years ended December 31, 2004, December 31, 2003 and December 31, 2002:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/ SARs(1)	All Other Compensation ($)

Lee Kasper,	2004	$497,308(1)	---	500,000(3)	--
Director, CEO,	2003	$413,077	---	700,000	$39,600(8)
President, CFO	2002	$410,769(2)	---	500,000(4)	$39,600(8)

Joseph Giarmo,	2004	$136,779	---	1,400,000(5)
Director	2003	$128,349	---	350,000	$12,750(9)
Vice President	2002	$159,228	---	300,000(4)
Secretary

Jay S. Hergott	2004	$10,000	---	70,000(6)	$37,450(10)
Director	2003	$10,000	---	25,000	---
	2002	$5,000	---	---	---

Yegia Eli Aramyan	2004	$65,308	$5,000	150,000(7)
Director, Accountant	2003	$62,838	---	200,000
	2002	$56,461	$750	75,000(4)

(1) Of the amount shown as compensation paid to Mr. Kasper in 2004, the payment of $115,385 has been accrued but unpaid.
(2) Of the amount shown as compensation paid to Mr. Kasper in 2002, the payment of $41,538 was deferred at Mr. Kasper’s election. This amount was paid in the 2003 fiscal year.
(3) Mr. Kasper was granted two options during the 2004 fiscal year. The first option, for 500,000 shares of Common Stock, was granted on January 9, 2004 at an exercise price of $0.66 per share. The second option was an option for 2,000,000 shares of Common Stock granted to Mr. Kasper on June 18, 2004. The right to purchase the shares vested on the attainment of certain performance targets during the 2004 fiscal year. Mr. Kasper is able to exercise the option for a total of 500,000 shares. The exercise price of the option is $0.385 per share.
(4) This option grant was cancelled, without exercise, on December 15, 2003.
(5) Mr. Giarmo was granted three options during the 2004 fiscal year. The first option, for 100,000 shares of Common Stock, was granted on January 9, 2004 at an exercise price of $0.60 per share. The second option was an option for 300,000 shares of Common Stock granted to Mr. Giarmo on June 18, 2004. Of this amount, the right to purchase 150,000 shares vested immediately and the balance vested on the attainment of certain performance targets during the 2004 fiscal year. Mr. Giarmo is able to exercise the option for a total of 200,000 shares. The exercise price is $0.35 per share. The third option, granting to Mr. Giarmo the right to purchase 1,000,000 shares of Common Stock, was granted on September 1, 2004. The exercise price for the option is $0.26 per share. The right to purchase 500,000 shares vested on the date of grant and the right to purchase 500,000 shares vested on October 1, 2004.
(6) Mr. Hergott was granted two options during the 2004 fiscal year. The first option, for 40,000 shares of Common Stock, was granted on September 1, 2004 at an exercise price of $0.26 per share. The second option, for 30,000 shares of Common Stock, was granted on December 6, 2004 at an exercise price of $0.27 per share. Mr. Hergott also received a grant of 35,000 shares of Common Stock on January 28, 2004.
(7) Mr. Aramyan was granted two options during the 2004 fiscal year. The first option, for 100,000 shares of Common Stock, was granted on June 18, 2004 at an exercise price of $0.35 per share. The second option, for 50,000 shares of Common Stock, was granted to Mr. Aramyan on December 6, 2004. The exercise price is $0.27 per share.
(8) These amounts represent expenses paid in connection with Mr. Kasper’s automobile.
(9) This amount constitutes payments made to Mr. Giarmo pursuant to a joint venture agreement he entered into with us whereby he advanced funds in the amount of $60,000 for the acquisition of licensing rights to certain anime products. Mr. Giarmo is repaid at the rate of $0.25 for each unit of the product sold. This agreement was terminated.
(10) Represents the value, on January 28, 2004, of 35,000 shares of Common Stock granted to Mr. Hergott.

We do not have a long term incentive plan or arrangement of compensation with any individual in the group of officers and directors.

Employment Agreements

On September 1, 2005 our Board of Directors approved an employment agreement for Mr. Lee Kasper. The following discussion is qualified in its entirety by the terms of the Employment Agreement.

The term of the Employment Agreement is seven years. After the initial term, unless either party gives 180 days notice to the other that it wishes to terminate the Employment Agreement, the term will be renewed for successive one year periods.

Mr. Kasper will receive a base salary of $600,000 per year. Mr. Kasper will also be entitled to receive an annual performance bonus based on standards and goals established by the Board of Directors and Mr. Kasper within 90 days of the beginning of each fiscal year. Mr. Kasper is also entitled to participate in any benefit programs established for our employees.

We may terminate Mr. Kasper’s employment for cause, as defined in the Employment Agreement. If Mr. Kasper’s employment were to be terminated for cause, he would not receive severance benefits. We may also terminate Mr. Kasper’s employment by giving him 90 days written notice of termination or if he becomes disabled. Mr. Kasper’s employment will be terminated as a result of his death. If Mr. Kasper’s employment were to be terminated for any of these reasons, or if we fail to renew the Employment Agreement after the expiration of the initial term, Mr. Kasper would be entitled to the following severance benefits:

•	payment, in a lump sum, of his base salary for the remainder of the term;

•	three years’ base salary;

•	any performance bonus to which he may be entitled; and

•	an amount equal to the average of any discretionary bonus he received during the past three years.

Irrespective of the reason for Mr. Kasper’s termination, we must immediately repay in full, irrespective of the terms of the promissory notes or other agreements evidencing the indebtedness, any loans made by Mr. Kasper to us or personally guaranteed by Mr. Kasper on our behalf.

Equity Incentive Plan

Our Board of Directors and our shareholders approved the NuTech Digital, Inc. 2001 Equity Incentive Plan which permits us to grant, for a ten year period, both stock purchase rights and stock options. We had originally reserved 3,500,000 shares of our Common Stock for issuance to our directors, employees and consultants under the Plan. In January of each year we are permitted to increase the number of shares of Common Stock reserved for awards to an amount that does not exceed 30% of all of our issued and outstanding shares. On January 1, 2005, we were permitted to increase the number of shares of Common Stock reserved for awards by 551,352 shares, although we have not yet done so. The Plan is administered by the Board of Directors. As the administrator of the Plan, the Board of Directors has the authority and discretion, subject to the provisions of the Plan, to select persons to whom stock purchase rights or options will be granted, to designate the number of shares to be covered by each option or stock purchase right, to specify the type of consideration to be paid, and to establish all other terms and conditions of each option or stock purchase right. Options granted under the Plan will not have a term that exceeds ten years from date of grant. As of December 31, 2004, we granted options to purchase a total of 2,805,000 shares of our Common Stock under the Plan.

Individual Plans

On June 18, 2004 we granted incentive stock options to Mr. Lee Kasper, Mr. Joseph Giarmo, Mr. Yegia Eli Aramyan and Mr. Jay Hergott. The options granted to Messrs. Giarmo, Aramyan and Hergott have an exercise price of $0.35 per share. The option granted to Mr. Kasper was granted at an exercise price of $0.385 per share. The options granted to Mr. Kasper and Mr. Giarmo were for 2,000,000 shares of Common Stock and 300,000 shares of Common Stock, respectively, and were performance based. The term of Mr. Kasper’s option is five years, while the term of Mr. Giarmo’s option is 10 years. Mr. Kasper’s option vested as to 500,000 shares based on the completion of a performance target, while Mr. Giarmo’s option vested as to 150,000 shares in recognition of past services and as to 50,000 shares based on the completion of a performance target. The grant made to Mr. Aramayan vested as to 25,000 shares on the date of grant. His right to purchase the remaining shares vests in increments of 25,000 shares over a three year period. The grant to Mr. Hergott was fully vested on the date of grant. On September 1, 2004 we granted an additional option to Mr. Giarmo to purchase 1,000,000 shares of our Common Stock at a price of $0.26 per share. All of the options granted under these individual plans were incentive stock options. All of the above-described options were approved by our stockholders at the annual meeting held on October 15, 2004.

On September 1, 2005, our Board of Directors approved two stock option grants to Lee Kasper, our President. For a discussion of these grants, please see proposal number 3 at page 7.

The following tables set forth certain information concerning the granting and exercise of stock options during the last completed fiscal year by each of the named executive officers and our directors, Mr. Jay Hergott and Mr. Yegia Eli Aramyan, and the fiscal year-end value of unexercised options on an aggregated basis:

Option/SAR Grants for Last

Fiscal Year-Individual Grants(1)

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date
Lee Kasper	500,000 2,000,000	8.5% 34.1%	$0.66/share $0.385/share	January 9, 2009 June 18, 2009

Joseph Giarmo	100,000 300,000 1,000,000	1.7% 5.1% 17.1%	$0.60/share $0.35/share $0.26/share	January 9, 2014 June 18, 2014 September 1, 2014

Jay S. Hergott	40,000 30,000	* *	$0.26/share $0.27/share	September 9, 2014 December 6, 2009

Yegia Eli Aramyan	100,000 50,000	* *	$0.35/share $0.27/share	June 18, 2014 December 6, 2009
*Less than 1%.

Aggregated Option/SAR Exercises in Last Fiscal Year
And FY-End Option/SAR Values(1)

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Number of Unexercised Options/SARs at FY-End (#) Unexercisable/ Exercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(2) Unexercisable/ Exercisable
Lee Kasper	-0- -0- -0-	-0- -0- -0-	0/700,000 0/500,000 0/500,000	0/$16,800 N/A N/A

Joseph Giarmo	-0- -0- -0- -0- -0-	-0- -0- -0- -0- -0-	0/300,000 25,000/25,000 0/100,000 0/200,000 0/1,000,000	0/$12,000 N/A N/A N/A N/A

Jay S. Hergott	-0- -0- -0-	-0- -0- -0-	0/25,000 0/40,000 0/30,000	0/$1,000 N/A N/A

Yegia Eli Aramyan	-0- -0- -0- -0-	-0- -0- -0- -0-	0/100,000 0/100,000 75,000/25,000 0/50,000	0/$9,000 N/A N/A N/A

(1) Value realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the Common Stock on the date the options are exercised. The closing price of the Common Stock on December 31, 2004 was $0.20.
(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to fund working capital requirements, we have from time to time borrowed money on an unsecured basis from persons who are executive officers, directors and/or beneficial holders of 5% or more of our Common Stock, or their affiliates. Our unpaid principal indebtedness to these persons is set forth below.

In October 2000, we received an unsecured loan in the amount of $100,000 from Mrs. Elynor Kasper, Mr. Lee Kasper’s mother. Simple interest accrued on this loan at the rate of 10% per year. This loan was paid in February 2004.

In March 2001, we entered into an arrangement with our Vice-President, Mr. Joseph Giarmo, whereby Mr. Giarmo advanced funds in the amount of $60,000 for the acquisition of licensing rights to certain films. Mr. Giarmo was to receive $0.25 for each unit of the films that are sold. This loan was paid in February 2004.

On September 15, 2003 we received an unsecured loan from Mr. Lee Kasper in the amount of $300,000. The term of the loan was one year. Simple interest accrued on the unpaid principal at the rate of 10% per year. The loan was paid in February 2004.

On September 18, 2003 we received an unsecured loan from the Brandon G. Kasper Trust, a trust created for the benefit of Mr. Kasper’s child. The amount of the loan was $33,334. The term of the loan was one year. Simple interest accrued on the unpaid principal at the rate of 10% per year. The loan was paid in February 2004.

On September 18, 2003 we received an unsecured loan from the Ryan S. Kasper Trust, a trust created for the benefit of Mr. Kasper’s child. The amount of the loan was $33,333. The term of the loan was one year. Simple interest accrued on the unpaid principal at the rate of 10% per year. The loan was paid in February 2004.

On September 18, 2003 we received an unsecured loan from the Jordan M. Kasper Trust, a trust created for the benefit of Mr. Kasper’s child. The amount of the loan was $33,333. The term of the loan was one year. Simple interest accrued on the unpaid principal at the rate of 10% per year. The loan was paid in February 2004.

On September 18, 2003 we receive an unsecured loan from Mr. Lee Kasper in the amount of $60,000. The term of the loan was one year. Simple interest accrued on the unpaid principal at the rate of 10% per year. The loan was paid in February 2004.

In July 2000, Mr. Kasper provided both his personal residence and his personal guaranty as security for a loan in the amount of $900,000 that we borrowed through the Small Business Administration. We make monthly payments of principal and interest in the amount of $6,414.

In March 2002, Mr. Kasper also agreed to personally guarantee our bank line of credit in the amount of $650,000. We breached certain covenants of the loan agreement and our lender, U.S. Bank, N.A. wanted us to repay the loan. On November 7, 2002, U.S. Bank, N.A. agreed to make a loan in the amount of $640,000 to Mr. Lee Kasper, who used the proceeds to pay-off our line of credit. The loan to Mr. Kasper requires 30 monthly payments of $21,333 plus interest at 3% over prime. We pledged all of our assets as collateral for repayment of the loan and we have guaranteed repayment of the loan.

In February 2003, Mr. Kasper received a personal loan of $500,000. The interest rate of the loan is 3% and the term is 36 months. Mr. Kasper loaned these funds to use on terms identical to the terms he received.

In February 2004 we closed a private offering of our securities. Each investor received a warrant to purchase an additional two shares of Common Stock for each single share of Common Stock purchased. The unit price was $0.40 per share. The warrant exercise price is $0.75 per share. The warrants, if not exercised, will expire 10 years from the date of grant. Our director, Mr. Jay Hergott, purchased a total of 62,500 units in this offering.

In July 2005 Mr. Kasper received a line of credit in the amount of $90,000 which is secured by his residence. The line of credit accrues interest at the rate of 8%. Mr. Kasper loans funds to us from this line of credit on an as-needed basis. We pay an interest rate of 8% on the funds we use.

In August 2005 Mr. Kasper received a personal loan from an individual in the amount of $100,000. The loan accrues interest at the rate of 10% and is due to be paid on January 31, 2006. The loan is secured by Mr. Kasper’s personal guarantee. Mr. Kasper loaned these funds to us on terms identical to the terms he received.

In September 2005 Mr. Kasper received a personal loan from a lender in the amount of $350,000. The loan accrued interest at the rate of 8% and is due to be paid on August 1, 2008. The loan is secured by Mr. Kasper’s residence. Mr. Kasper loaned these funds to us on terms identical to the terms he received.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

To be considered for inclusion in next year’s Proxy Statement, stockholder proposals must be received at our principal executive offices no later than the close of business on June 21, 2006.

Notice of intention to present a proposal at the 2006 Annual Meeting should be addressed to Corporate Secretary, NuTech Digital, Inc., 7900 Gloria Avenue, Van Nuys, California 91406. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Any stockholder proposal for next year’s Annual Meeting submitted after June 21, 2006 will not be considered filed on a timely basis. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives, provided that (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a Proxy Statement.

TRANSACTION OF OTHER BUSINESS

Management does not know of any matters to be brought before the meeting other than those referred to in this Proxy Statement. If any matters which are not specifically set forth in the form of proxy and this Proxy Statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

PROXY

NUTECH DIGITAL, INC.

This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting on November 11, 2005

This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted “FOR” the approval of the three proposals set forth in the proxy statement.

The stockholder(s) represented herein appoint(s) Lee Kasper and/or Joseph Giarmo proxy with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of the Stockholders of NuTech Digital, Inc. to be held at the Company’s offices located at 7900 Gloria Avenue, Van Nuys, California 91406, on November 11, 2005 at 10:00 a.m., and in any adjournment or postponement thereof as specified in this proxy.

PROPOSAL #1-ELECTION OF DIRECTORS

Lee Kasper	FOR ☐	AGAINST ☐	ABSTAIN ☐

Joseph Giarmo	FOR ☐	AGAINST ☐	ABSTAIN ☐

Yegia Eli Aramyan	FOR ☐	AGAINST ☐	ABSTAIN ☐

Jay S. Hergott	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL #2-RATIFICATION OF WEAVER & MARTIN, LLC AS OUR INDEPENDENT AUDITORS FOR 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL #3-APPROVAL OF STOCK OPTION GRANTS TO LEE KASPER

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please mark, date and sign your proxy card and mail it in the enclosed envelope as soon as possible.

In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

Signature_______________________ Date_______

Signature_______________________ Date_______